EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors of
Gateway Distributors, Ltd.
Las Vegas, Nevada

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Form S-8 Registration Statement of our report dated March 19, 2004, relating to the consolidated financial statements of Gateway Distributors, LTD. for the years ended December 31, 2003 and 2002 appearing in Gateway's Forms 10-KSB, and to our inclusion as a named expert. Our reports included explanatory paragraphs regarding the substantial doubt about Gateway's ability to continue as a going concern.


/s/ Madsen & Associates CPS's, Inc.
Madsen & Associates CPS's, Inc.684 East Vine St., #3
Murray, Utah 84107




June 16, 2004


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